     Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2019 THIRD QUARTER RESULTS
-- 2019 Third Quarter Diluted EPS of $0.23; Adjusted Diluted EPS of $0.96 --

ST. LOUIS, MISSOURI (October 22, 2019) -- Centene Corporation (NYSE: CNC) announced today its financial results for the third quarter ended September 30, 2019, reporting diluted earnings per share (EPS) of $0.23, and Adjusted Diluted EPS of $0.96.

In summary, the 2019 third quarter results were as follows:

Total revenues (in millions)	$18,976
Health benefits ratio	88.2%
SG&A expense ratio	8.9%
GAAP diluted EPS	$0.23
Adjusted Diluted EPS (1)	$0.96
Total cash flow used in operations (in millions) (2)	$(99)

(1) A full reconciliation of Adjusted Diluted EPS is shown beginning on page seven of this release.
(2) Consistent with previous years, the third quarter cash flow was negatively impacted by approximately $1.0 billion of payments related to the 2018 risk adjustment and minimum MLR programs.

"We are pleased with our third quarter results which reflect growth in our marketplace business, Medicaid business, and new programs, demonstrating the benefits of our diversification strategy on our healthcare enterprise. Looking ahead, we will continue to further enhance our leadership position in government-sponsored healthcare," said Michael F. Neidorff, Centene's Chairman, President and Chief Executive Officer.

As previously announced, Centene and WellCare agreed to combine in a transaction that will create a premier healthcare enterprise focused on government-sponsored healthcare programs and a leader in Medicaid, Medicare and the Health Insurance Marketplace. The combination has recently received approvals from insurance and healthcare departments in Arizona, Connecticut, Georgia, New York, Ohio and Texas, bringing the total number of approvals to 25 states. Completion of the WellCare transaction remains subject to clearance under the Hart-Scott-Rodino Act, receipt of required state regulatory approvals and other customary closing conditions.

During the third quarter of 2019, Centene recorded $271 million, or $0.57 per diluted share, of non-cash goodwill and intangible asset impairment, substantially all related to our U.S. Medical Management (USMM) business.

Third Quarter Highlights

•	September 30, 2019 managed care membership of 15.3 million, an increase of 884,200 members, or 6%, over September 30, 2018.

•	Total revenues for the third quarter of 2019 of $19.0 billion, representing 17% growth compared to the third quarter of 2018.

•	Health benefits ratio (HBR) of 88.2% for the third quarter of 2019, compared to 86.3% in the third quarter of 2018.

•	Selling, general and administrative (SG&A) expense ratio of 8.9% for the third quarter of 2019, compared to 12.6% for the third quarter of 2018.

•	Adjusted SG&A expense ratio of 8.8% for the third quarter of 2019, compared to 10.0% for the third quarter of 2018.

•	Diluted EPS for the third quarter of 2019 of $0.23, compared to $0.05 for the third quarter of 2018, an increase of 360%.

•	Adjusted Diluted EPS for the third quarter of 2019 of $0.96, compared to $0.89 for the third quarter of 2018, an increase of 8%.

•
Operating cash flow of $(99) million for the third quarter of 2019 driven by the payment of approximately $1.0 billion related to the 2018 risk adjustment to CMS and minimum MLR programs, partially offset by net earnings. Cash flow provided by operations for the nine months ended September 30, 2019 was $2.1 billion.

Other Events

•
In October 2019, Centene's Board of Directors approved a $500 million increase to the Company’s stock repurchase program. Under the increased stock repurchase program, the Company will be in a position to repurchase shares or pay down debt with the proceeds from divestitures related to the WellCare acquisition.

•
In October 2019, Centene, Walgreens and RxAdvance announced a strategic partnership to introduce an innovative model for pharmacy management that aims to increase transparency, enhance customer experience and ultimately result in better health outcomes at lower costs. The partnership builds upon an existing Centene and Walgreens relationship, leveraging Walgreens trusted retail pharmacy expertise and Centene's national leadership in providing comprehensive health care services to the underserved, while also utilizing RxAdvance's innovative pharmacy benefit management model powered by its Collaborative PBM Cloud platform.

•
In October 2019, Centene's North Carolina joint venture, Carolina Complete Health, was awarded an additional service area to provide Medicaid managed care services in Region 4. With the addition of this new Region, Carolina Complete Health will provide Medicaid managed care services in three contiguous regions: Region 3, 4 and 5. The new three-year contract is expected to commence in February 2020.

•	In September 2019, Centene announced the appointment of David Thomas to Executive Vice President of Markets.

•
In September 2019, Centene and WellCare announced that, in connection with the previously announced merger agreement between Centene and WellCare, a subsidiary of WellCare has entered into a definitive agreement under which Anthem, Inc. (Anthem) will acquire WellCare's Missouri and Nebraska Medicaid plans. The closing of the transaction with Anthem is subject to U.S. federal antitrust clearance, receipt of Missouri and Nebraska regulatory approvals and other customary closing conditions, as well as the closing of the Centene-WellCare transaction.

•
In September 2019, Centene and the National Foster Parent Association (NFPA) announced a partnership to bring online trainings to foster caregivers nationwide via the NFPA's online Training Institute. The trainings will address a variety of topics such as the role foster caregivers play in mentoring birth parents and internet safety.

•
In September 2019, Centene, in partnership with Feeding America, announced the launch of the "Food for Today and Food for Tomorrow" resource development initiative. The program will equip network food banks and Centene health plans with best practice guidelines for meeting the needs of individuals experiencing food insecurity. The cross-sector partnership will enable impactful collaboration on food security initiatives within communities across the country.

•	In September 2019, Centene's New Hampshire subsidiary, NH Healthy Families, began operating under a new five-year contract to continue to provide service to Medicaid enrollees statewide.

•
In August 2019, Centene announced that it is expanding its offerings in the 2020 Health Insurance Marketplace. Centene is expanding its presence in ten existing markets: Arizona, Florida, Georgia, Kansas, North Carolina, Ohio, South Carolina, Tennessee, Texas and Washington.

•	In July 2019, Centene's Iowa subsidiary, Iowa Total Care, Inc., began operating under a new statewide contract for the IA Health Link Program.

•	In July 2019, Centurion began operating under a contract to provide comprehensive healthcare services to inmates housed in Arizona’s state prison system.

•	In July 2019, Centurion began operating under a re-awarded contract to continue the provision of mental and dental health services to the Georgia Department of Correction's state prison facilities.

Accreditations & Awards

•
In October 2019, Centene received a National Health Information Award for The Measured Dose which was written for Centene's OpiEnd program to be used for adult members with high Opioid Risk Classification Algorithm (ORCA) scores.

•
In August 2019, FORTUNE announced Centene's position of #7 in its fifth-annual "Change the World" list of the top 52 companies that have made an important social or environmental impact. Companies are recognized for, and competitively ranked on, innovative strategies that positively impact the world.

Membership

The following table sets forth our membership by line of business:

	September 30,
	2019	2018
Medicaid:
TANF, CHIP & Foster Care	7,623,400	7,260,500
ABD & LTSS	1,045,700	964,200
Behavioral Health	73,300	455,900
Total Medicaid	8,742,400	8,680,600
Commercial	2,388,500	2,062,500
Medicare (1)	404,500	417,400
International	462,400	—
Correctional	187,200	150,900
Total at-risk membership	12,185,000	11,311,400
TRICARE eligibles	2,860,700	2,858,900
Non-risk membership	227,800	219,000
Total	15,273,500	14,389,300

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	September 30,
	2019	2018
Dual-eligible (2)	629,600	590,300
Health Insurance Marketplace	1,860,200	1,529,400
Medicaid Expansion	1,359,300	1,237,800

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information for the three months ended September 30, ($ in millions):

	2019	2018	% Change
Medicaid	$12,859	$10,909	18%
Commercial	3,670	3,125	17%
Medicare (3)	1,429	1,363	5%
Other	1,018	785	30%
Total Revenues	$18,976	$16,182	17%

(3) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

Statement of Operations: Three Months Ended September 30, 2019

•
For the third quarter of 2019, total revenues increased 17% to $19.0 billion from $16.2 billion in the comparable period in 2018. The increase over the prior year was primarily due to growth in the Health Insurance Marketplace business, expansions and new programs in many of our states in 2018 and 2019, particularly Arkansas, Illinois, Iowa, New Mexico and Pennsylvania, and our recent acquisitions in Spain. These increases were partially offset by the health insurer fee moratorium in 2019.

•
Sequentially, total revenues increased 3% from the second quarter of 2019, primarily due to the commencement of the Iowa health plan in July 2019 and approximately $440 million of at-risk, state directed payments from the state of California.

•	HBR of 88.2% for the third quarter of 2019 represents an increase from 86.3% in the comparable period in 2018. A reconciliation of the change in HBR from the prior year is presented below:

Q3 2018 HBR	86.3%
The IHSS program reconciliation, which reduced the HBR for the third quarter of 2018 by approximately 100 basis points.	1.0%
The health insurer fee moratorium, which increased the HBR for the third quarter of 2019 by approximately 50 basis points.	0.5%
Approximately $440 million of at-risk, state directed payments in California, which increased the HBR for the third quarter of 2019 by approximately 30 basis points.	0.3%
Other	0.1%
Q3 2019 HBR	88.2%

•
HBR increased sequentially from 86.7% in the second quarter of 2019. The increase was primarily due to the normal seasonality in the Health Insurance Marketplace business and the previously mentioned at-risk, state directed payments.

•
The SG&A expense ratio was 8.9% for the third quarter of 2019, compared to 12.6% in the third quarter of 2018, primarily due to lower acquisition related costs, which decreased the ratio by approximately 250 basis points. The Adjusted SG&A expense ratio was 8.8% for the third quarter of 2019, compared to 10.0% in the third quarter of 2018. Both ratios for the third quarter of 2018 included 70 basis points related to the Veterans Affairs contract expiration and the commitment to our charitable foundation. The ratios also benefited from the previously mentioned at-risk, state directed payments and lower variable compensation costs for programs indexed to our stock performance in the third quarter of 2019.

•
During the third quarter of 2019, Centene recorded $271 million, or $0.57 per diluted share, of non-cash goodwill and intangible asset impairment. Substantially all of the impairment is associated with our USMM business and was identified as part of our quarterly review procedures, which included an analysis of new information related to our shared savings demonstration programs, slower than expected penetration of the physician home health business model into our Medicaid population, and the related impact to revised forecasts. The business continues to generate positive cash flows and plays an important role in care management; however, it has fallen short of our overall performance expectations.

•
The effective tax rate was 45.1% for the third quarter of 2019, compared to 33.3% in the third quarter of 2018. The increase in the effective tax rate was primarily driven by the non-deductibility of a portion of our non-cash goodwill and intangible impairment, offset by the impact of the health insurer fee moratorium.

Balance Sheet

At September 30, 2019, the Company had cash, investments and restricted deposits of $15.6 billion, including $855 million held by unregulated entities. Medical claims liabilities totaled $8.0 billion. The Company's days in claims payable was 48 days, which is an increase of one day over the second quarter of 2019. Total debt was $7.0 billion, which includes $415 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 35.6% at September 30, 2019, excluding $174 million of non-recourse debt.

In September 2019, the Company amended and restated its existing credit agreement to provide a new $1,450 million unsecured delayed-draw term loan facility (Term Loan Facility) in addition to the existing $2,000 million Revolving Credit Facility. At the Company's option, borrowings under the Term Loan Facility bears interest at LIBOR or base rates plus, in each case, an applicable margin. The Term Loan Facility will mature on September 11, 2022.

In October 2019, the Company borrowed $1,450 million under the Term Loan Facility and redeemed the outstanding principal balance on the $1,400 million 5.625% Senior Notes due February 15, 2021. The Company recognized a pre-tax loss on extinguishment of $30 million on the redemption of the notes in the fourth quarter of 2019, including the call premium, the write-off of unamortized debt issuance costs and a loss on the termination of the $600 million interest rate swap agreement associated with the notes.

Outlook

The Company's updated annual guidance for 2019 is as follows:

	Full Year 2019
	Low	High
Total revenues (in billions)	$73.6	$74.2
GAAP diluted EPS	$3.04	$3.21
Adjusted Diluted EPS (1)	$4.29	$4.49
HBR	86.6%	87.1%
SG&A expense ratio	9.2%	9.7%
Adjusted SG&A expense ratio (2)	9.1%	9.6%
Effective tax rate	26.0%	27.5%
Diluted shares outstanding (in millions)	420.5	421.5

(1)
Adjusted Diluted EPS excludes estimated amortization of acquired intangible assets of $0.46 to $0.47 per diluted share, acquisition related expenses of $0.17 to $0.19 per diluted share, a non-cash impairment of $0.57 per diluted share and debt extinguishment costs of $0.05 per diluted share.

(2)	Adjusted SG&A expense ratio excludes estimated acquisition related expenses of $90 million to $101 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 22, 2019, at approximately 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2019. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 1831129 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 27, 2020, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, October 29, 2019, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10135235.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net earnings attributable to Centene	$95	$19	$1,112	$659
Amortization of acquired intangible assets	65	65	194	149
Acquisition related expenses	25	401	66	423
Other adjustments (1)	271	—	271	30
Income tax effects of adjustments (2)	(54)	(110)	(95)	(140)
Adjusted net earnings	$402	$375	$1,548	$1,121

(1)	Other adjustments include the 2019 non-cash goodwill and intangible asset impairment of $271 million and the 2018 impact of retroactive changes to the California minimum MLR of $30 million of expense.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2019
	2019	2018	2019	2018
GAAP diluted EPS attributable to Centene	$0.23	$0.05	$2.65	$1.68	$3.04 - $3.21
Amortization of acquired intangible assets (1)	0.12	0.12	0.35	0.30	$0.46 - $0.47
Acquisition related expenses (2)	0.04	0.72	0.12	0.83	$0.17 - $0.19
Other adjustments (3)	0.57	—	0.57	0.06	0.62
Adjusted Diluted EPS	$0.96	$0.89	$3.69	$2.87	$4.29 - $4.49

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.03 and $0.03 for the three months ended September 30, 2019 and 2018, respectively, and $0.11 and $0.09 for the nine months ended September 30, 2019 and 2018, respectively, and an estimated $0.14 for the year ended December 31, 2019.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.23 for the three months ended September 30, 2019 and 2018, respectively, and $0.04 and $0.25 for the nine months ended September 30, 2019 and 2018, respectively, and an estimated $0.06 for the year ended December 31, 2019.

(3)
The non-cash impairment is net of an income tax benefit of $0.08 for the three and nine months ended September 30, 2019. The California Minimum MLR adjustment is net of an income tax benefit of $0.02 for the nine months ended September 30, 2018. Debt extinguishment costs are net of an estimated income tax benefit of $0.02 for the year ended December 31, 2019

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP SG&A expenses	$1,617	$1,934	$4,800	$4,487
Acquisition related expenses	23	399	61	421
Adjusted SG&A expenses	$1,594	$1,535	$4,739	$4,066

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•	Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•	SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•	Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses.

•	Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•
Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, less the goodwill and intangible impairment, less the 2018 impact of retroactive changes to the California minimum MLR, net of the income tax effect of the adjustments.

•	Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•	Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•	Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•
Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•	Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms referenced in this press release and other Company filings are defined as follows:

•
State Directed Payments: Payments directed by the state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by the State.

•
Pass Through Payments: Non-risk supplemental payments from the state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition (the WellCare Transaction) of WellCare Health Plans, Inc. (WellCare), our recent acquisition (the Fidelis Care Acquisition) of substantially all the assets of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York ( Fidelis Care), investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: the risk that regulatory or other approvals required for the WellCare Transaction may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management's time and our resources or otherwise have an adverse effect on us; the possibility that certain conditions to the consummation of the WellCare Transaction will not be satisfied or completed on a timely basis and, accordingly, the WellCare Transaction may not be consummated on a timely basis or at all; uncertainty as to the expected financial performance of the combined company following completion of the WellCare Transaction; the possibility that the expected synergies and value creation from the WellCare Transaction will not be realized, or will not be realized within the expected time period; the exertion of management's time and the Company's resources, and other expenses incurred and business changes required, in connection with any regulatory, governmental or third party consents or approvals for the WellCare Transaction; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the WellCare Transaction or that the integration of WellCare will be more difficult or time consuming than expected; the risk that potential litigation in connection with the WellCare Transaction may affect the timing or occurrence of the WellCare Transaction, cause it not to close at all, or result in significant costs of defense, indemnification and liability; unexpected costs, charges or expenses resulting from the WellCare Transaction; the possibility that competing offers will be made to acquire WellCare; the inability to retain key personnel; disruption from the announcement, pendency and/or completion of the WellCare Transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that, following the WellCare Transaction, the combined company may not be able to effectively manage its expanded operations; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the Affordable Care Act (ACA) and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome of the District Court decision in "Texas v. United States of America" regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on federally facilitated and state-based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Fidelis Care Acquisition, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; disruption caused by significant completed and pending acquisitions, including, among others, the Fidelis Care Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including Fidelis Care, will not be integrated successfully; the risk that we may not be able to effectively manage our operations as they have expanded as a result of the Fidelis Care Acquisition; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including the registration statement on Form S-4 filed by Centene with the SEC on May 23, 2019, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,215	$5,342
Premium and trade receivables	5,606	5,150
Short-term investments	804	722
Other current assets	832	784
Total current assets	13,457	11,998
Long-term investments	7,915	6,861
Restricted deposits	655	555
Property, software and equipment, net	1,993	1,706
Goodwill	6,872	7,015
Intangible assets, net	2,086	2,239
Other long-term assets	1,274	527
Total assets	$34,252	$30,901

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$7,975	$6,831
Accounts payable and accrued expenses	4,010	4,051
Return of premium payable	848	666
Unearned revenue	381	385
Current portion of long-term debt	66	38
Total current liabilities	13,280	11,971
Long-term debt	6,975	6,648
Other long-term liabilities	1,561	1,259
Total liabilities	21,816	19,878
Commitments and contingencies
Redeemable noncontrolling interests	31	10
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 419,667 issued and 413,793 outstanding at September 30, 2019, and 417,695 issued and 412,478 outstanding at December 31, 2018	—	—
Additional paid-in capital	7,571	7,449
Accumulated other comprehensive earnings (loss)	145	(56)
Retained earnings	4,775	3,663
Treasury stock, at cost (5,874 and 5,217 shares, respectively)	(180)	(139)
Total Centene stockholders’ equity	12,311	10,917
Nonredeemable Noncontrolling interest	94	96
Total stockholders’ equity	12,405	11,013
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$34,252	$30,901

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Premium	$17,472	$14,623	$50,229	$38,639
Service	743	732	2,123	2,147
Premium and service revenues	18,215	15,355	52,352	40,786
Premium tax and health insurer fee	761	827	3,424	2,771
Total revenues	18,976	16,182	55,776	43,557
Expenses:
Medical costs	15,406	12,626	43,642	33,045
Cost of services	619	622	1,778	1,823
Selling, general and administrative expenses	1,617	1,934	4,800	4,487
Amortization of acquired intangible assets	65	65	194	149
Premium tax expense	822	716	3,587	2,451
Health insurer fee expense	—	178	—	532
Goodwill and intangible impairment	271	—	271	—
Total operating expenses	18,800	16,141	54,272	42,487
Earnings from operations	176	41	1,504	1,070
Other income (expense):
Investment and other income	98	80	317	186
Interest expense	(99)	(97)	(299)	(245)
Earnings from operations, before income tax expense	175	24	1,522	1,011
Income tax expense	79	8	415	358
Net earnings	96	16	1,107	653
(Earnings) loss attributable to noncontrolling interests	(1)	3	5	6
Net earnings attributable to Centene Corporation	$95	$19	$1,112	$659

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.23	$0.05	$2.69	$1.72
Diluted earnings per common share	$0.23	$0.05	$2.65	$1.68

Weighted average number of common shares outstanding:
Basic	413,616	410,591	413,302	383,257
Diluted	419,956	419,043	419,700	391,266

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$1,107	$653
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	475	354
Stock compensation expense	106	105
Goodwill and intangible impairment	271	—
Deferred income taxes	(75)	(103)
Changes in assets and liabilities
Premium and trade receivables	(319)	(696)
Other assets	(14)	65
Medical claims liabilities	1,091	1,380
Unearned revenue	(10)	(150)
Accounts payable and accrued expenses	(552)	35
Other long-term liabilities	68	199
Other operating activities, net	(14)	26
Net cash provided by operating activities	2,134	1,868
Cash flows from investing activities:
Capital expenditures	(530)	(489)
Purchases of investments	(2,074)	(2,691)
Sales and maturities of investments	1,247	1,575
Acquisitions, net of cash acquired	(31)	(1,958)
Net cash used in investing activities	(1,388)	(3,563)
Cash flows from financing activities:
Proceeds from the issuance of common stock	—	2,779
Proceeds from long-term debt	12,456	5,480
Payments of long-term debt	(12,293)	(3,692)
Common stock repurchases	(41)	(17)
Purchase of noncontrolling interest	—	(63)
Debt issuance costs	(6)	(25)
Other financing activities, net	12	(2)
Net cash provided by financing activities	128	4,460
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	—
Net increase in cash, cash equivalents and restricted cash and cash equivalents	878	2,765
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	5,350	4,089
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$6,228	$6,854
Supplemental disclosures of cash flow information:
Interest paid	$213	$213
Income taxes paid	$511	$340
Equity issued in connection with acquisitions	$—	$507

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	September 30,
	2019	2018
Cash and cash equivalents	$6,215	$6,847
Restricted cash and cash equivalents, included in restricted deposits	13	7
Total cash, cash equivalents, and restricted cash and cash equivalents	$6,228	$6,854

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2019	2019	2019	2018	2018
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	7,623,400	7,388,700	7,491,100	7,356,200	7,260,500
ABD & LTSS	1,045,700	997,900	1,036,200	1,002,100	964,200
Behavioral Health	73,300	68,800	56,000	36,500	455,900
Total Medicaid	8,742,400	8,455,400	8,583,300	8,394,800	8,680,600
Commercial	2,388,500	2,449,400	2,472,700	1,978,000	2,062,500
Medicare (1)	404,500	398,500	393,900	416,900	417,400
International	462,400	463,100	151,600	151,600	—
Correctional	187,200	153,900	153,200	151,300	150,900
Total at-risk membership	12,185,000	11,920,300	11,754,700	11,092,600	11,311,400
TRICARE eligibles	2,860,700	2,855,800	2,855,800	2,858,900	2,858,900
Non-risk membership	227,800	228,100	211,900	219,700	219,000
Total	15,273,500	15,004,200	14,822,400	14,171,200	14,389,300

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	53,600	52,000	48,100	47,300	45,400

DAYS IN CLAIMS PAYABLE	48	47	48	48	51

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$14,734	$15,101	$14,303	$13,002	$13,782
Unregulated	855	801	507	478	481
Total	$15,589	$15,902	$14,810	$13,480	$14,263

DEBT TO CAPITALIZATION	36.2%	36.8%	36.9%	37.8%	37.3%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (2)	35.6%	36.3%	36.5%	37.4%	36.9%
(2) The non-recourse debt represents the Company's mortgage note payable ($55 million at September 30, 2019) and construction loan payable ($119 million at September 30, 2019).

OPERATING RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
HBR	88.2%	86.3%	86.9%	85.5%
SG&A expense ratio	8.9%	12.6%	9.2%	11.0%
Adjusted SG&A expense ratio	8.8%	10.0%	9.1%	10.0%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2018	$6,983
Less: reinsurance recoverable	30
Balance, September 30, 2018, net	6,953
Acquisitions and purchase accounting adjustments	(57)
Incurred related to:
Current period	57,427
Prior period	(773)
Total incurred	56,654
Paid related to:
Current period	49,819
Prior period	5,777
Total paid	55,596
Balance, September 30, 2019, net	7,954
Plus: reinsurance recoverable	21
Balance, September 30, 2019	$7,975

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $75 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2018, and prior.